[On Firecom Letterhead]


                                             FOR IMMEDIATE RELEASE


                                   Contact:  Jeffrey Cohen, Vice President and
                                             Chief Financial Officer
                                             Firecom, Inc.
                                             718-899-6100


              FIRECOM, INC. BOARD APPROVES MANAGEMENT BUYOUT OFFER
              ----------------------------------------------------


Woodside, NY (4 April, 2001)


          Firecom, Inc. (Bulletin Board: FRCM) announced today that it had entered into an agreement and plan of merger, dated April 3, 2001, with ALRM Acquisition Inc., a New York corporation formed in January by a management group led by Firecom's President and Chief Executive Officer, Paul Mendez, and including other principal shareholders of Firecom.

          Under the terms of the agreement, ALRM Acquisition would be merged with and into Firecom, with Firecom as the surviving corporation, all outstanding shares of Firecom not already held by such management group will be acquired for a cash price of $0.80 per share, and employee stock options will be converted into the right to receive a cash payment equal to the value of such options.

          The merger is subject to approval of shareholders holding shares of Firecom stock representing two-thirds of the voting power associated with all of Firecom's outstanding stock. The management group currently holds 68.8% of all outstanding shares representing more than 74% of the voting power associated with Firecom's outstanding stock.


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          Upon receipt of the management group's initial offer on January 24,
2001 to acquire the unaffiliated shares of Firecom for $0.70 per share, the Board of Directors of Firecom formed a Special Committee which was granted authority to evaluate the terms of the proposal, conduct negotiations and make a recommendation to the Board of Directors. The Special Committee, having employed independent financial and legal advisors for the purpose of this evaluation, conducted negotiations with the management group and obtained an improved offer of $0.80 per share. The financial advisors to the Special Committee reported yesterday to the Board of Directors their opinion that the proposed transaction is fair from a financial point of view to the unaffiliated shareholders of Firecom.

          The merger is subject to approval by shareholders and to the satisfaction of certain conditions including there being no material adverse change in the status of Firecom. The merger is expected to be completed in July 2001.

          Firecom is headquartered in Woodside, New York, and is engaged in the design, manufacturing, marketing and service of a variety of applications in the fire alarm and life safety industries.